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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

START SCIENTIFIC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52227	20-4910418
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

521 W. Wilshire Blvd., Suite 101 Oklahoma City, OK	73116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 758-5898

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.03 Material Modification to Rights of Security Holders

On January 7, 2016, the Board of Directors of Start Scientific, Inc. (the “Company”) approved an amendment and restatement of its Certificate of Incorporation (the “Restatement”). The Restatement amends certain rights, preferences, privileges, and restrictions of the Company’s preferred stock (the “Preferred Stock”). Pursuant to the terms of the Restatement, the Company has increased the conversion rights applicable to each share of Preferred Stock from ten million (10,000,000) to one hundred million (100,000,000). The amended and restated Certificate of Incorporation is attached as an exhibit to this Current Report.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 7, 2016, the Board of Directors of the Company approved the Restatement of the Company’s Certificate of Incorporation. The purpose of the Restatement was to:

(i)	Increase the number of authorized shares of Common Stock to 5,000,000,000;

(ii)	Increase the voting rights applicable to each share of Preferred Stock from ten million (10,000,000) to one hundred million (100,000,000)

(iii)	Decrease the par value of the Common and Preferred stock to $0.00001.

Item 5.07 Submission of Matters to a Vote of Security Holders

As noted in Item 5.03 above, on January 7, 2016, the Board of Directors and holders of a majority of the voting rights of the Company’s capital stock approved the Restatement to effect the following:

(i)	Increase the number of authorized shares of Common Stock to 5,000,000,000;

(ii)	Increase the voting rights applicable to each share of Preferred Stock from ten million (10,000,000) to one hundred million (100,000,000)

(iii)	Decrease the par value of the Common and Preferred stock to $0.00001.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1 Amended and Restated Certificate of Incorporation of Start Scientific, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

START SCIENTIFIC, INC.

Date: February 3, 2016	By: /s/ Jim Frazier
Jim Frazier
Chief Executive Officer